Exhibit 99.1

PARSONS

THIRD QUARTER 2024

Earnings Press Release

Parsons* third quarter 2022 earnings press release

Parsons Reports Record Results Since IPO for the Third Quarter of 2024

Q3 2024 Financial Highlights

▪
Record revenue of $1.8 billion increases 28% year-over-year
▪
Record organic revenue growth of 26%, including six consecutive quarters with year-over-year organic growth above 20%
▪
Record net income increases 52% to $72 million
▪
Record adjusted EBITDA increases 31% to $167 million
▪
Record cash flow from operations increases by $95 million to $299 million; record trailing twelve-month operating cash flow of $587 million increases 91% over the prior twelve-month period
▪
Contract awards increase 24% to $1.8 billion, a third quarter record
▪
Announced and closed BlackSignal Technologies acquisition
▪
After Q3 2024 ended, Parsons entered into a definitive agreement to acquire BCC Engineering, LLC
▪
Increasing fiscal year 2024 guidance ranges for all financial metrics

Chantilly, VA – October 30, 2024 Parsons Corporation (NYSE: PSN) today announced financial results for the third quarter ended September 30, 2024.

CEO Commentary

“We delivered record third quarter results for total revenue, organic revenue growth, net income, adjusted EBITDA, operating cash flow, and contract awards. We also achieved over 20% organic growth for the sixth consecutive quarter, while efficiently managing the business as bottom line growth continues to outpace our strong top line growth,” said Carey Smith, chair, president, and chief executive officer.

"In addition, we continue to leverage our strong balance sheet to invest in software and integrated solutions, as well as execute accretive acquisitions that either provide distinguished defense capabilities to counter near peer threats or strengthen our engineering expertise and increase our geographical footprint in high growth infrastructure markets. As a result of our strong operating performance and our BlackSignal acquisition, we are raising our full-year revenue, adjusted EBITDA, and cash flow guidance ranges.”

Third Quarter 2024 Results

Year-over-Year Comparisons (Q3 2024 vs. Q3 2023)

Total revenue for the third quarter of 2024 increased by $392 million, or 28%, to $1.8 billion. This increase was primarily driven by organic growth of 26% due to the ramp-up of recent contract wins and growth on existing contracts in the company's critical infrastructure protection and cyber and intelligence markets. Operating income increased 38% to $115 million primarily due to the ramp-up of new and existing contracts. Net income increased 52% to $72 million. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.65 in the third quarter of 2024, compared to $0.42 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the third quarter of 2024 was $167 million, a 31% increase over the prior year period. Adjusted EBITDA margin expanded 20 basis points to 9.2% in the third quarter of 2024, compared to 9.0% in the third quarter of 2023. The year-over-year adjusted EBITDA and margin increases were driven primarily by higher volume on margin accretive contracts and a deliberate focus on indirect cost management. Adjusted EPS was $0.95 in the third quarter of 2024, compared to $0.69 in the third quarter of 2023. The year-over-year adjusted EPS increase was driven by the previously mentioned adjusted EBITDA increase noted above.

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Segment Results

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q3 2024 vs. Q3 2023)

	Three Months Ended		Growth		Nine Months Ended		Growth
(in millions)	September 30, 2024	September 30, 2023	Dollars/ Percent	Percent	September 30, 2024	September 30, 2023	Dollars/ Percent	Percent
Revenue	$1,106	$780	$325	42%	$3,004	$2,177	$826	38%
Adjusted EBITDA	$120	$65	$55	84%	$316	$207	$108	52%
Adjusted EBITDA margin	10.9%	8.3%	2.6%	31%	10.5%	9.5%	1.0%	11%

Certain amounts may not foot due to rounding

Third quarter 2024 Federal Solutions revenue increased $325 million, or 42%, compared to the prior year period due to organic growth of 39% and the contribution from the company's SealingTech and BlackSignal acquisitions. Organic growth was driven primarily by the ramp-up of recent contract wins and growth on existing contracts in the company's critical infrastructure protection and cyber and intelligence markets.

Third quarter 2024 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $55 million, or 84%. Adjusted EBITDA margin increased 260 basis points to 10.9% from 8.3% in the prior year period. These increases were driven primarily by increased volume on accretive contracts, contributions from high-margin acquisitions and improved program execution.

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q3 2024 vs. Q3 2023)

	Three Months Ended		Growth		Nine Months Ended		Growth
(in millions)	September 30, 2024	September 30, 2023	Dollars/ Percent	Percent	September 30, 2024	September 30, 2023	Dollars/ Percent	Percent
Revenue	$705	$638	$66	10%	$2,012	$1,771	$241	14%
Adjusted EBITDA	$47	$63	$(16)	-25%	$143	$129	$13	10%
Adjusted EBITDA margin	6.7%	9.8%	-3.1%	-32%	7.1%	7.3%	-0.2%	-3%

Certain amounts may not foot due to rounding

Third quarter 2024 Critical Infrastructure revenue increased 10% from the prior year period on both an organic and inorganic basis. Organic growth was driven by higher volume in the company's North American and Middle East infrastructure portfolios.

Third quarter 2024 adjusted EBITDA including noncontrolling interests decreased by $16 million, or 25%, compared to the prior year period. Adjusted EBITDA margin decreased 310 basis points to 6.7% from 9.8% in the prior year period. The adjusted EBITDA decreases were driven by a write-down on the legacy program that is expected to reach substantial completion in Q4 2024.

Third Quarter 2024 Key Performance Indicators

▪
Book-to-bill ratio: 1.0x. Net bookings increase $350 million, or 24%, to $1.8 billion.
▪
Book-to-bill ratio (trailing twelve-months): 1.0x. Net bookings increase $760 million, or 13%, to $6.6 billion.
▪
Total backlog: $8.8 billion.
▪
Cash flow from operating activities: Third quarter 2024: $299 million compared to $204 million in third quarter of 2023. For the nine months ended September 30, 2024, cash flow from operating activities increases 82% to $397 million compared to $218 million in the prior year period.

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Significant Contract Wins

Parsons continues to win new business across both segments. During the third quarter of 2024, the company won four single-award contracts worth more than $100 million each.

▪
Option awards totaling $287 million with a confidential customer in the company's Federal Solutions segment.
▪
Booked an option period totaling $245 million on a General Services Administration contract. This contract supports the Department of Defense and its strategic partners in delivering global quick reaction capabilities leveraging advanced technology solutions across the all-domain battlespace.
▪
Awarded a new contract for the Georgia State Route 400 Express Lanes where Parsons will serve as the lead designer, as a subcontractor. This $4.6 billion project will add new express lanes and use state-of-the-art traffic, incident management, and digital twin systems.
▪
Awarded a new lead design contract for the Honolulu Authority for Rapid Transportation's City Center Guideway and Stations project. The company is a subcontractor on the $1.66 billion project. The scope of work includes the design of six rail stations and approximately three miles of elevated rail guideway and engineering services during construction.
▪
In Saudi Arabia, awarded contracts valued at more than $200 million including two large program management awards.
▪
Awarded $134 million of contracts in the INDOPACOM region. Parsons won a three-year $69 million contract on Kwajalein in the Marshall Islands to provide Army family housing. The company was also awarded $37 million in signals intelligence and cyber operations work. Parsons received two contracts worth $28 million to perform Advanced Geophysical Classification and Unexploded Ordnance work on Guam and to upgrade Utility Monitoring and Control Systems. Parsons’ presence in Guam, Kwajalein, and Hawaii continues to strengthen and is aligned to the FY25 Pacific Deterrence Initiative of $9.9 billion for targeted investment to enhance force posture, infrastructure, presence and readiness of the U.S. and its Allies in the Indo-Pacific region.
▪
Awarded a $62 million recompete contract with the National Geospatial-Intelligence Agency. The contract provides background investigation and polygraph examination support for the NGA workforce. With this award, Parsons continues its 15+ year relationship with NGA in the form of personnel security, insider threat and counterintelligence, physical and industrial security services, facility management and emergency management. The contract includes a one-year base and four one-year options.
▪
Booked an option period totaling $54 million on the Combatant Commands Cyber Mission Support contract. This contract includes support of multi-domain operations across cyber, space, air, ground, and maritime.

Additional Corporate Highlights

Parsons continues its successful track record of acquiring strategic companies in high-growth markets that broaden its portfolio and customer footprint. During the quarter, the company was named to the prestigious S&P MidCap 400 Index and was recognized for its sustainable infrastructure.

▪
After the third quarter ended, Parsons entered into a definitive agreement to acquire BCC Engineering, LLC, one of Florida's leading transportation engineering firms, in an all-cash transaction valued at $230 million. BCC is a full-service engineering firm that provides planning, design, and management services for transportation, civil, and structural engineering projects in Florida, Georgia, Texas, South Carolina and Puerto Rico. This acquisition will strengthen Parsons’ position as an infrastructure leader while expanding the company’s reach in the Southeastern United States, an area where the Infrastructure Investment and Jobs Act provided approximately $100 billion in Federal Highway Administration formula dollars for fiscal years 2022-2026.

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▪
During the third quarter, the company announced and closed its acquisition of BlackSignal Technologies in a transaction valued at approximately $204 million. BlackSignal is a next-generation digital signal processing, electronic warfare, and cyber security provider built to counter near peer threats. The strategic acquisition expands Parsons’ customer base across the Department of Defense and Intelligence Community and significantly strengthens Parsons’ positioning with full-spectrum cyber and electronic warfare, while adding new capabilities in the counterspace radio frequency domain: markets anticipated to grow more than 10% annually with double digit margin expectations.
▪
Named to S&P Dow Jones Indices prestigious S&P MidCap 400 Index.
▪
Honored with the Envision Gold Award from the Institute for Sustainable Infrastructure for the company’s South Corridor Rapid Transit project where Parsons is the lead designer. The project provides an efficient new mass transportation option, connecting five municipalities in South Florida by creating Miami-Dade County’s first ever Bus Rapid Transit corridor.

Fiscal Year 2024 Guidance

The company is increasing its fiscal year 2024 revenue, adjusted EBITDA, and cash flow from operations guidance ranges to reflect its strong third quarter operating performance and its outlook for the remainder of the year. The table below summarizes the company’s fiscal year 2024 guidance.

	Current Fiscal Year 2024 Guidance	Prior Fiscal Year 2024 Guidance
Revenue	$6.6 billion - $6.8 billion	$6.35 billion - $6.55 billion
Adjusted EBITDA including non-controlling interest	$590 million - $620 million	$555 million - $595 million
Cash Flow from Operating Activities	$425 million - $465 million	$395 million - $455 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2024.

Conference Call Information

Parsons will host a conference call today, October 30, 2024, at 8:00 a.m. ET to discuss the financial results for its third quarter 2024.

Access to a webcast of the live conference call can be obtained through the Investor Relations section of the company's website (https://investors.parsons.com). Parties interested in participating via telephone may register on the Investor Relations website or by clicking here.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and intelligence, space and missile defense, transportation, environmental remediation, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.

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Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2023, on Form 10-K, filed on February 14, 2024, and our other filings with the Securities and Exchange Commission, including the Quarterly Report filed with the Securities and Exchange Commission on October 30, 2024 on Form 10-Q for the quarter ended September 30, 2024.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 775-0408
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.us

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenue	$1,810,116	$1,418,571	$5,016,259	$3,948,523
Direct cost of contracts	1,449,831	1,124,305	3,979,589	3,109,713
Equity in (losses) earnings of unconsolidated joint ventures	872	10,262	(18,025)	4,497
Selling, general and administrative expenses	246,169	221,188	690,391	632,393
Operating income	114,988	83,340	328,254	210,914
Interest income	4,232	492	9,209	1,591
Interest expense	(13,034)	(8,612)	(39,040)	(22,369)
Loss on extinguishment of debt	-	-	(211,018)	-
Other income (expense), net	1,921	(191)	(510)	1,666
Total other income (expense)	(6,881)	(8,311)	(241,359)	(19,112)
Income before income tax expense	108,107	75,029	86,895	191,802
Income tax expense	(22,518)	(15,218)	(12,699)	(41,944)
Net income including noncontrolling interests	85,589	59,811	74,196	149,858
Net income attributable to noncontrolling interests	(13,638)	(12,364)	(40,428)	(33,617)
Net income attributable to Parsons Corporation	$71,951	$47,447	$33,768	$116,241
Earnings per share:
Basic	$0.68	$0.45	$0.32	$1.11
Diluted	$0.65	$0.42	$0.31	$1.03

Weighted average number of shares used to compute basic and diluted EPS

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Basic weighted average number of shares outstanding	106,291	104,971	106,211	104,894
Dilutive effect of stock-based awards	1,661	1,178	1,628	1,020
Dilutive effect of warrants	561	-	358	-
Dilutive effect of convertible senior notes due 2025	2,573	8,917	-	8,917
Diluted weighted average number of shares outstanding	111,086	115,066	108,197	114,831

Net income available to shareholders used to compute diluted EPS

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income attributable to Parsons Corporation	$71,951	$47,447	33,768	116,241
Convertible senior notes if-converted method interest adjustment	54	559	-	1,665
Diluted net income attributable to Parsons Corporation	$72,005	$48,006	33,768	117,906

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (including $132,662 and $128,761 Cash of consolidated joint ventures)	$558,823	$272,943
Accounts receivable, net (including $348,892 and $274,846 Accounts receivable of consolidated joint ventures, net)	1,034,976	915,638
Contract assets (including $6,260 and $11,096 Contract assets of consolidated joint ventures)	790,001	757,515
Prepaid expenses and other current assets (including $15,284 and $11,929 Prepaid expenses and other current assets of consolidated joint ventures)	170,858	191,430
Total current assets	2,554,658	2,137,526

Property and equipment, net (including $3,235 and $3,274 Property and equipment of consolidated joint ventures, net)	101,193	98,957
Right of use assets, operating leases (including $6,879 and $9,885 Right of use assets, operating leases of consolidated joint ventures)	135,367	159,211
Goodwill	1,931,157	1,792,665
Investments in and advances to unconsolidated joint ventures	194,524	128,204
Intangible assets, net	307,952	275,566
Deferred tax assets	163,539	140,162
Other noncurrent assets	54,952	71,770
Total assets	$5,443,342	$4,804,061

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $65,426 and $49,234 Accounts payable of consolidated joint ventures)	$300,217	$242,821
Accrued expenses and other current liabilities (including $173,190 and $145,040 Accrued expenses and other current liabilities of consolidated joint ventures)	876,583	801,423
Contract liabilities (including $64,899 and $61,234 Contract liabilities of consolidated joint ventures)	300,799	301,107
Short-term lease liabilities, operating leases (including $3,962 and $4,753 Short-term lease liabilities, operating leases of consolidated joint ventures)	51,971	58,556
Income taxes payable	4,556	6,977
Short-term debt	115,428	-
Total current liabilities	1,649,554	1,410,884

Long-term employee incentives	27,553	22,924
Long-term debt	1,132,980	745,963
Long-term lease liabilities, operating leases (including $2,916 and $5,132 Long-term lease liabilities, operating leases of consolidated joint ventures)	97,838	117,505
Deferred tax liabilities	27,931	9,775
Other long-term liabilities	93,055	120,295
Total liabilities	3,028,911	2,427,346
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,703,583 and 146,341,363 shares issued; 51,357,743 and 45,960,122 public shares outstanding; 54,831,932 and 59,879,857 ESOP shares outstanding	146,703	146,341
Treasury stock, 40,501,385 shares at cost	(827,311)	(827,311)
Additional paid-in capital	2,781,868	2,779,365
Retained earnings	227,334	203,724
Accumulated other comprehensive loss	(16,142)	(14,908)
Total Parsons Corporation shareholders' equity	2,312,452	2,287,211
Noncontrolling interests	101,979	89,504
Total shareholders' equity	2,414,431	2,376,715
Total liabilities and shareholders' equity	5,443,342	4,804,061

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands,

(Unaudited)

	For the Nine Months Ended
	September 30, 2024	September 30, 2023
Cash flows from operating activities:
Net income including noncontrolling interests	$74,196	$149,858
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	73,513	87,202
Amortization of debt issue costs	6,563	2,124
Loss (gain) on disposal of property and equipment	573	(27)
Loss on extinguishment of debt	211,018	-
Provision for doubtful accounts	-	91
Deferred taxes	(1,015)	(8,205)
Foreign currency transaction gains and losses	898	1,479
Equity in losses (earnings) of unconsolidated joint ventures	18,025	(4,497)
Return on investments in unconsolidated joint ventures	31,770	30,328
Stock-based compensation	39,960	23,872
Contributions of treasury stock	43,372	44,072
Changes in assets and liabilities, net of acquisitions and consolidated joint ventures:
Accounts receivable	(116,468)	(168,964)
Contract assets	(29,597)	(120,414)
Prepaid expenses and other assets	32,884	(40,470)
Accounts payable	56,665	48,294
Accrued expenses and other current liabilities	25,654	93,263
Contract liabilities	343	61,503
Income taxes	(48,912)	17,395
Other long-term liabilities	(22,602)	662
Net cash provided by operating activities	396,840	217,566
Cash flows from investing activities:
Capital expenditures	(30,446)	(30,877)
Proceeds from sale of property and equipment	128	274
Payments for acquisitions, net of cash acquired	(198,875)	(215,497)
Investments in unconsolidated joint ventures	(115,446)	(81,598)
Return of investments in unconsolidated joint ventures	25	72
Proceeds from sales of investments in unconsolidated joint ventures	-	381
Net cash used in investing activities	(344,614)	(327,245)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	153,200	511,500
Repayments of borrowings under credit agreement	(153,200)	(436,500)
Proceeds from issuance of convertible notes due 2029	800,000	-
Repurchases of convertible notes due 2025	(495,590)	-
Payments for debt issuance costs	(19,185)	-
Contributions by noncontrolling interests	1,038	1,537
Distributions to noncontrolling interests	(29,006)	(12,156)
Repurchases of common stock	(10,000)	(8,000)
Taxes paid on vested stock	(19,228)	(6,941)
Capped call transactions	(88,400)	-
Bond hedge termination	195,549	-
Redemption of warrants	(104,952)	-
Proceeds from issuance of common stock	3,740	2,940
Net cash provided by financing activities	233,966	52,380
Effect of exchange rate changes	(312)	166
Net increase (decrease) in cash, cash equivalents, and restricted cash	285,880	(57,133)
Cash, cash equivalents and restricted cash:
Beginning of year	272,943	262,539
End of period	$558,823	$205,406

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Contract Awards

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Federal Solutions	$1,012,432	$764,531	$3,100,242	$2,642,302
Critical Infrastructure	772,304	670,398	2,266,867	2,106,018
Total Awards	$1,784,736	$1,434,929	$5,367,109	$4,748,320

Backlog

(in thousands)

	September 30, 2024	September 30, 2023
Federal Solutions:
Funded	$1,982,336	$1,625,475
Unfunded	2,936,109	3,565,223
Total Federal Solutions	4,918,445	5,190,698
Critical Infrastructure:
Funded	3,811,638	3,554,754
Unfunded	53,964	70,109
Total Critical Infrastructure	3,865,602	3,624,863
Total Backlog	$8,784,047	$8,815,561

Book-To-Bill Ratio1:

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Federal Solutions	0.9	1.0	1.0	1.2
Critical Infrastructure	1.1	1.1	1.1	1.2
Overall	1.0	1.0	1.1	1.2

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

1 Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income attributable to Parsons Corporation	$71,951	$47,447	$33,768	$116,241
Interest expense, net	8,802	8,120	29,831	20,778
Income tax expense	22,518	15,218	12,699	41,944
Depreciation and amortization (a)	24,542	30,154	73,513	87,202
Net income attributable to noncontrolling interests	13,638	12,364	40,428	33,617
Equity-based compensation	21,251	9,075	44,554	25,092
Loss on extinguishment of debt	-	-	211,018	-
Transaction-related costs (b)	3,770	5,493	8,958	9,028
Restructuring (c)	-	-	-	546
Other (d)	539	(38)	3,565	2,082
Adjusted EBITDA	$167,011	$127,833	$458,334	$336,530

(a)
Depreciation and amortization for the three and nine months ended September 30, 2024, is $19.4 million and $58.7 million, respectively in the Federal Solutions Segment and $5.2 million and $14.8 million, respectively in the Critical Infrastructure Segment. Depreciation and amortization for the three and nine months ended September 30, 2023, is $25.0 million and $73.4 million, respectively in the Federal Solutions Segment and $5.2 million and $13.8 million, respectively in the Critical Infrastructure Segment.
(b)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)
Reflects costs associated with and related to our corporate restructuring initiatives.
(d)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$120,091	$65,039	$315,413	$206,827
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	35	89	125	259
Federal Solutions Adjusted EBITDA including noncontrolling interests	$120,126	$65,128	$315,538	$207,086

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	33,007	50,188	101,582	95,481
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	13,878	12,517	41,214	33,963
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$46,885	$62,705	$142,796	$129,444

Total Adjusted EBITDA including noncontrolling interests	$167,011	$127,833	$458,334	$336,530

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income attributable to Parsons Corporation	$71,951	$47,447	$33,768	$116,241
Acquisition related intangible asset amortization	13,328	18,800	40,777	54,926
Equity-based compensation	21,251	9,075	44,554	25,092
Loss on extinguishment of debt	-	-	211,018	-
Transaction-related costs (a)	3,770	5,493	8,958	9,028
Restructuring (b)	-	-	-	546
Other (c)	539	(38)	3,565	2,082
Tax effect on adjustments	(8,016)	(7,883)	(74,969)	(22,958)
Adjusted net income attributable to Parsons Corporation	102,823	72,894	267,671	184,957
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	106,291	104,971	106,211	104,894
Weighted-average number of diluted shares outstanding (d)	107,952	106,149	107,839	105,914
Adjusted net income attributable to Parsons Corporation per basic share	$0.97	$0.69	$2.52	$1.76
Adjusted net income attributable to Parsons Corporation per diluted share	$0.95	$0.69	$2.48	$1.75

(a)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)
Reflects costs associated with and related to our corporate restructuring initiatives.
(c)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)
Excludes dilutive effect of convertible senior notes due 2025 due to bond hedge.

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